Exhibit 99.1

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730
Phone: 803-326-3900

News Release	www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com
3D Systems Reports Operating Results for
First Quarter 2008
ROCK HILL, South Carolina, May 8, 2008 — 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced today its operating results for the first quarter of 2008. The company also filed its Form 10-Q for the first quarter of 2008 with the SEC today.
The company will hold a conference call and simultaneous webcast to discuss its first quarter results tomorrow morning, May 9, 2008, at 9:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.
The company reported the following first quarter 2008 results compared to its 2007 first quarter:
•	Revenue declined by 14% to $31.8 million primarily as a result of lower large-frame systems’ sales and the uncertain current business climate.

•	Gross profit declined by 16% to $13.4 million primarily due to this lower volume, resulting in a one percentage point gross profit margin decline to 42%.

•	Continuing a trend, operating expenses declined by 7% to $16.7 million.

•	Net loss rose by $0.6 million to $3.7 million for the first quarter of 2008.

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•	Net loss per share increased by $0.01 to $0.17 for the quarter.
“I am deeply disappointed with the revenue decline that we experienced during the first quarter, a decline that impacted our entire operating results for the quarter,” said Abe Reichental, President and Chief Executive Officer of 3D Systems.
Operating Highlights
First Quarter of 2008
($ in millions except for per share amounts)

Operating Highlights	First Quarter
			%
	2008	2007	Change
Revenue	$31.8	$36.9	(14%)
Gross profit	$13.4	$15.9
% of Revenue	42%	43%	(16%)
Operating expenses	$16.7	$18.0
% of Revenue	52%	49%	(7%)
Operating loss	($3.2)	($2.1)
% of Revenue	(10%)	(6%)	56%
Net loss	($3.7)	($3.1)	18%
Diluted loss per share	($0.17)	($0.16)	6%
Unrestricted cash	$21.9	$29.7 *	(26%)
Depreciation and amortization	$1.4	$1.8
% of Revenue	4%	5%	(25%)

*	December 31, 2007
“I believe that several independent events coincided during the period to counter the sequential progress that we made in 2007,” commented Reichental.
“Our revenue declined during the first quarter primarily as a result of lower sales of our large-frame rapid manufacturing systems, reflecting domestic marketplace softness in demand for prototypes and functional parts produced on these systems. I believe that the U.S. soft demand for end-user parts during the quarter slowed our ability to close sales for systems destined to

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parts manufacturers as they hesitated to invest in significant capacity additions during an uncertain economic period. Regretfully, due to their relatively lower selling prices, sales from our mid-range prototyping systems and 3-D printers were not enough to offset the revenue gap created by the anemic demand for large-frame systems,” continued Reichental.
“Furthermore, I believe that, as a result of the highly publicized Tangible Express business failure, our ability to close sales of new systems suffered during the first quarter. Some prospective large-frame buyers paused to evaluate the Tangible Express situation while others tried to acquire this equipment at deep discounts as a result of Tangible’s announcement during the winter that it was going out of business and putting its entire fleet of 3D Systems’ equipment up for sale. These two unrelated speed bumps caused our domestic U.S. sales to decline to 38% of global sales,” continued Reichental.
“The third factor that affected our business in the first quarter of 2008 was that, throughout the quarter, the company received several anonymous letters alleging wrongdoing by the company and certain members of its executive management. The Audit Committee of the Board promptly conducted a comprehensive investigation through independent outside counsel,” continued Reichental.
“That investigation concluded that all of these anonymous allegations were baseless and that there was no wrongdoing either by the company or its management. While we may never learn of the motivation of the nameless author, this investigation consumed considerable resources and time and resulted in operational disruptions during the first quarter including the sales process which in the ordinary course of business tends to intensify during the second half of each quarter. It also added $0.6 million of investigative legal and accounting expense to SG&A in the first quarter,” added Reichental.
For the first quarter of 2008, consolidated revenue benefited from the favorable effect of foreign currency translation that was more than fully

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offset by the unfavorable combined effect of volume, price and mix. In the absence of significant large-frame systems sales, revenue from systems and other products decreased by $5.3 million to $7.8 million from $13.2 million for the first quarter of 2007.
“Revenue from materials was also adversely impacted by the absence of large-frame systems’ sales, which are typically accompanied by significant initial materials’ purchases to charge-up new systems and commence production, and the anemic U.S. marketplace demand for large parts,” continued Reichental. “As a result, materials’ revenue decreased by $0.4 million or 3% to $14.9 million for the first quarter of 2008 from $15.4 million for the 2007 quarter.”
Service revenue increased by $0.6 million to $9.0 million for the first quarter of 2008. This increase was primarily the result of $0.5 million of favorable foreign currency translation as changes in sales volume of new and core services largely offset each other.
At March 31, 2008, the company’s backlog was approximately $2.3 million compared with the $3.1 million of backlog at December 31, 2007, and consistent with the normal operating trends in its business.
Gross profit for the period declined by 16% to $13.4 million primarily as a result of lower large-frame systems’ revenue that had a $1.2 million adverse effect on the absorption of overhead for the systems’ category of products. We believe that this $1.2 million decline accounted for approximately 80% of the margin decline for systems in the first quarter of 2008. Gross profit was also negatively affected by certain supply chain and third-party logistics inefficiencies, which resulted in higher cost of goods sold and additional freight charges, and by higher warranty costs. The increase in cost of sales also included $1.3 million of unfavorable foreign currency exchange effects related to the decline in the U.S. dollar relative to other currencies. Most of this currency effect relates to materials that the company purchases or produces outside of the United States.

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As a result, consolidated gross profit margin declined by one full percentage point to 42% compared to the first quarter of 2007, reflecting a 72% drop in systems’ gross profit margin to 18%, partially offset by 65% materials’ gross profit margin and an improved 27% service gross profit margin for the quarter.
“I am very disappointed that we lost ground during the first quarter against our previously stated gross profit margin targets,” commented Reichental. “While we have been taking deliberate actions designed to return to and exceed our historical gross profit margin levels, the contribution from these operational improvements was not enough to overcome the adverse impact of unabsorbed overhead and unfavorable foreign exchange effects on our cost of sales. Had it not been for the net effect of foreign currency exchange and $1.2 million of unabsorbed overhead discussed above, our gross profit margin percentage would have increased as materials’ revenue decreased only marginally compared to the decrease in systems’ revenue.”
“We are in the midst of working on additional gross profit improvement plan objectives, which include beginning to move certain third-party logistics activities back in-house and further improving the quality of certain warranty parts that third parties supply to us.”
Operating expenses did continue a downward trend and were $1.3 million lower than in the first quarter of 2007, primarily due to lower selling, general and administrative expenses that were partially offset by higher research and development expenses. SG&A expenses declined by $1.8 million to $13.1 million compared to $14.9 million in the first quarter of 2007. This decline was primarily due to $1.2 million of lower contract labor and consultant costs and a $1.5 million decline in severance and stock-based compensation expense. This decrease was partially offset by $0.5 million of unfavorable foreign exchange translation effects, a $0.5 million increase in bad debt expense and $0.6 million of expenses that the company incurred in connection with the Audit Committee investigation mentioned above.

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“Notwithstanding this $0.6 million of SG&A investigation expenses that retarded our pace of reducing SG&A expenses in the first quarter of 2008, I believe that our quarterly SG&A expenses have begun to resume a more normalized run rate,” commented Reichental. “Accordingly, I expect SG&A expenses for the full year 2008 to fall into the range of $44.0 to $52.0 million.”
Research and development expenses increased by 17% to $3.6 million in the first quarter of 2008 from $3.1 million in the first quarter of 2007. R&D costs in the first quarter of 2008 included costs associated with the launch of the V-Flash™ Desktop Modeler. “We are continuing to work on this as well as other selected new product developments,” continued Reichental, “and we expect to incur from $13.0 million to $14.0 million of research and development expenses for the full year 2008.”
The company’s unrestricted cash and cash equivalents declined by $7.8 million to $21.9 million at March 31, 2008 from $29.7 million at December 31, 2007. This decrease resulted primarily from $7.1 million of cash used in operating activities including the $5.3 million purchase of Tangible Express’ equipment and $2.1 million of cash used in investing activities, partially offset by $0.9 million of cash provided by financing activities and by a favorable $0.5 million effect of exchange rate changes on cash.
“I am pleased that, even during a challenging quarter, we were able to make progress in many areas as we continued to invest in new products and capabilities and to expand the geographic reach of our products in order to achieve our strategic objectives,” said Reichental. “Since the beginning of 2008, we:
•	Launched the ProJet™ HD 3000 3-D Production System, a new, professional, high-definition 3-D printer that quickly produces high-definition parts and patterns at high throughput, maximizing entire build;

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•	Launched the ProJet™ DP 3000 3-D Production System, a dental lab system which accurately, consistently and economically manufactures precision wax-ups for dental professionals;

•	Launched the New Sinterstation® Pro DM100 and the DM250 SLM Systems, two direct metal laser sintering systems based on MCP Tooling Technologies that quickly build fully dense parts from a wide-range of metal materials for functional parts, tooling and prototypes;

•	Began selected shipments of the V-Flash™ Desktop Modeler, our affordable 3-D modeler; and

•	Opened the Japanese marketplace to our key Accura® materials, expanding our portfolio of proven, dependable Accura® materials in Japan.
“Despite the significant set backs that we suffered during the first quarter of this year, I remain confident in our overall direction and expect to regain lost ground in the coming quarters as a result of the positive traction that we are getting from our new products,” continued Reichental.
“In fact, I am gratified that during April, we were able to close several large-frame systems’ sales that were previously deferred. I expect that, notwithstanding the uncertain current economic climate and its associated uncertainties relating to capital spending patterns, we should be able to continue to benefit from our new products and initiatives.
“Apart from the high costs associated with the launch of our V-Flash™ Desktop Modeler and the abnormally high investigative and legal expenses we are incurring in the short term, I expect that our quarterly operating expenses are resuming a more normalized run rate.
“Finally, I believe that our substantially reduced indebtedness and ongoing improvements in working capital management provides us with the flexibility to pursue our near-term growth opportunities vigorously,” concluded Reichental.

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Conference Call and Audio Webcast Details
3D Systems will hold a conference call and audio Webcast to discuss its first quarter 2008 financial results tomorrow morning, May 9, 2008, at 9:00 a.m., Eastern Time.
•	To access the Conference Call, dial 1-877-627-6580 (or 719-325-4884 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 1-888-203-1112 (or 719-457-0820 from outside the United States) and enter 1549121, the confirmation code.

•	To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com/ir. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 90 minutes after completion of the call at: www.3dsystems.com/ir.
Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-Looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements in the conditional or future tense or that include terms as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include

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comments as to the company’s beliefs and expectations as to the future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filing with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems Corporation
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.
— Tables follow —

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2008 and March 31, 2007
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenue:
Products	$22,765	$28,559
Services	9,022	8,373

Total revenue	31,787	36,932

Cost of sales:
Products	11,727	14,064
Services	6,634	6,965

Total cost of sales	18,361	21,029

Gross profit	13,426	15,903

Operating expenses:
Selling, general and administrative	13,064	14,892
Research and development	3,597	3,087

Total operating expenses	16,661	17,979

Loss from operations	(3,235)	(2,076)
Interest expense and other, net	70	686

Loss before provision for income taxes	(3,305)	(2,762)
Provision for income taxes	386	358

Net loss	(3,691)	(3,120)

Shares used to calculate basic and diluted net loss (1)	22,327	19,116

Basic and diluted net loss (1)	$(0.17)	$(0.16)

(1)	See Schedule 1 for the calculation of basic and diluted net loss available to common stockholders per share.

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3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$21,932	$29,689
Accounts receivable, net	25,440	31,115
Inventories, net	24,418	20,041
Prepaid expenses and other current assets	4,660	4,429
Deferred income tax assets	585	693
Restricted cash	1,200	1,200
Assets held for sale	3,454	3,454

Total current assets	81,689	90,621

Property and equipment, net	25,592	21,331
Intangible assets, net	4,942	5,170
Goodwill	48,982	47,682
Other assets, net	2,893	2,581

	$164,098	$167,385

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Industrial development bonds related to assets held for sale	3,205	3,325
Current portion of capitalized lease obligations	185	181
Accounts payable	17,452	20,712
Accrued liabilities	10,682	12,248
Customer deposits	2,868	1,537
Deferred revenue	11,631	11,712

Total current liabilities	46,023	49,715

Long-term portion of capitalized lease obligations	8,615	8,663
Other liabilities	4,498	4,238

Total liabilities	59,136	62,616

Stockholders’ equity:
Preferred Stock, authorized 5,000 shares, none issued	—	—
Common stock, authorized 60,000 shares, issued 22,387 (2008) and 22,224 (2007)	22	22
Additional paid-in capital	175,208	173,645
Treasury stock, at cost; 52 shares (2008) and 50 shares (2007)	(113)	(111)
Accumulated deficit in earnings	(76,094)	(72,403)
Accumulated other comprehensive net loss	5,939	3,616

Total stockholders’ equity	104,962	104,769

	$164,098	$167,385

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2008 and March 31, 2007
(in thousands)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,691)	$(3,120)
Adjustments to reconcile net income to net cash used in operating activities:
Provision for (benefit of) deferred income taxes	(108)	358
Depreciation and amortization	1,350	1,812
Provision for (benefit of) bad debts	421	(74)
Stock-based compensation expense	480	963
Loss on disposition of property and equipment	14	—
Changes in operating accounts:
Accounts receivable	7,508	6,632
Inventories	(6,862)	(5,361)
Prepaid expenses and other current assets	(104)	995
Accounts payable	(5,139)	(6,319)
Accrued liabilities	(2,014)	(1,063)
Customer deposits	1,188	(4,193)
Deferred revenue	(505)	1,930
Other operating assets and liabilities	369	338

Net cash used in operating activities	(7,093)	(7,102)

Cash flows used in investing activities:
Purchase of property and equipment	(1,882)	(122)
Additions to license and patent costs	(173)	(128)
Software development costs	—	(212)

Net cash used in investing activities	(2,055)	(462)

Cash flows provided by financing activities:
Stock options and restricted stock proceeds	1,081	148
Repayment of long-term debt	(165)	(151)

Net cash provided by (used in) financing activities	916	(3)
Effect of exchange rate changes on cash	475	243

Net decrease in cash and cash equivalents	(7,757)	(7,324)
Cash and cash equivalents at the beginning of the period	29,689	14,331

Cash and cash equivalents at the end of the period	$21,932	$7,007

Supplemental Cash Flow Information:
Interest payments	$217	$325
Income tax payments	240	167
Non-cash items:
Conversion of 6% convertible subordinated debentures	—	509
Transfer of equipment from inventory to property and equipment, net	3,572	945
Transfer of equipment to inventory from property and equipment, net	218	112

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Schedule 1
Following is a reconciliation of the numerator and denominator of the basic and diluted net loss available to common stockholders per share computations:

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Basic and diluted(1) net loss available to common stockholders per share:
Numerator:
Net loss available to common stockholders	$(3,691)	$(3,120)

Denominator:
Weighted average common shares outstanding	22,327	19,116

Basic and diluted net loss available to common stockholders, per share	$(0.17)	$(0.16)

(1)	No dilutive securities were included in the diluted weighted average shares outstanding for the three months ended March 31, 2008 and 2007 because the effect of their inclusion would have been anti-dilutive; that is, they would have reduced net loss per share.